Armstrong Energy, Inc. Announces Results For the Three Months ended March 31, 2015

- Revenue of $96.3 million on 2.0 million tons sold

- Adjusted EBITDA of $13.1 million for the first quarter of 2015

- Available liquidity totaled $83.6 million at March 31, 2015

ST. LOUIS, May 14, 2015 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong" or "we") today reported earnings for the three months ended March 31, 2015. The following table highlights the key financial metrics for the periods.

	Three months ended March 31,
	2015	2014
(in thousands, except per ton)
Tons of Coal Sold	1,967	2,357
Revenue	$96,335	$110,866
Adjusted EBITDA (1)	$13,120	$15,746
Average Sales Price per Ton	$48.98	$47.04
Average Cost of Coal Sales per Ton (2)	$40.08	$38.24
Adjusted EBITDA(1) per Ton	$6.67	$6.68

[1]	Non-GAAP measure; please see definition and reconciliation below.
[2]	Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization; asset retirement obligation expenses; and general and administrative costs.

Coal sales revenue for the three months ended March 31, 2015 decreased by $14.5 million, or 13.1%, to $96.3 million, as compared to $110.9 million for the three months ended March 31, 2014. This decrease is attributable to an unfavorable volume variance of approximately $18.3 million year-over-year due to production and delivery issues during the current quarter resulting from the inclement weather experienced in western Kentucky. This was partially offset by a favorable price variance of approximately $3.8 million due to customer mix and higher year-over-year contract prices.

Cost of coal sales decreased 12.5% to $78.8 million in the three months ended March 31, 2015, from $90.1 million in the same period of 2014. On a per ton basis, our cost of coal sales increased during the three months ended March 31, 2015, compared to the same period of 2014, from $38.24 per ton to $40.08 per ton. This increase is due to lower productivity and inefficiencies encountered at substantially all of our mines resulting from adverse weather conditions experienced during the first quarter of 2015.

Adjusted EBITDA for the three months ended March 31, 2015 was $13.1 million, as compared to $15.7 million for the three months ended March 31, 2014. The decrease in Adjusted EBITDA resulted primarily from a decline in gross margin as a result of the unfavorable weather conditions and resulting production inefficiencies in the three months ended March 31, 2015, as compared to the same period of 2014, partially offset by lower G&A costs experienced in the current quarter.

General and administrative costs were $4.6 million for the three months ended March 31, 2015, which was $0.6 million, or 11.6%, lower than the three months ended March 31, 2014. The decrease in the three months ended March 31, 2015, as compared to the same period of 2014, is due primarily to lower expenses for labor and benefits, partially offset by higher legal and other professional fees.

Lewis Creek Underground Mine - Depreciation, Depletion and Amortization

Our Lewis Creek underground mine, which produces coal from the West Kentucky #9 seam, experienced significant operating inefficiencies since July 2013 due to the geological conditions of the portion of the reserve being mined. As a result of the ongoing mining difficulties, a final decision was made in August 2014 not to continue advancing under the current mine plan, but rather to retreat and mine only in the eastern portion of the reserve. We completed mining of the Lewis Creek underground mine in March 2015 and have begun extracting the equipment, which will be utilized at our other mining operations in the future. As a result of the closure, we accelerated depreciation of the remaining net book value of the capitalized costs associated with the original development of the mine. Total expense recognized during the first quarter of 2015 to write-off the remaining asset was approximately $6.3 million, which is included as a component of depreciation, depletion, and amortization expense in the unaudited condensed consolidated statement of operations for the three months ended March 31, 2015.

New Underground Mine

Armstrong is developing an additional underground mine at our Parkway mine complex, the Survant underground mine, which will produce coal from the West Kentucky #8 seam. Development is expected to be completed during the first half of 2015. There are 59.7 million tons of proven and probable reserves at the Survant underground mine as of December 31, 2014. Coal mined from the Survant underground mine will be processed at the Parkway Preparation Plant prior to shipment to the ultimate customer.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of March 31, 2015, our available liquidity was $83.6 million, comprised of cash on hand of $61.8 million and $21.8 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal sales for 2015 are between 8.4 million and 8.6 million tons. Forecasted production for 2015 is lower than actual production during 2014 due to the closure of the Lewis Creek underground mine in early 2015 and lower production at our surface operations. We anticipate lower sales due to lower utility demand resulting from lower natural gas prices and utilities retiring coal-fired plant capacity due to new regulations. As of May 1, 2015, Armstrong currently has 8.4 million tons priced and committed for 2015 at an average price of $47.67 per ton.

Capital expenditures in 2015 are currently expected to be in a range of $28-$31 million related primarily to the development of a new mine to replace capacity that is depleting over the next several years.

Conference Call

A conference call regarding Armstrong's first quarter 2015 financial results will be held today at 11:00am eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the "investor" section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 563 million tons of proven and probable coal reserves in western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
Revenue	$ 96,335	$ 110,866
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	78,830	90,119
Production royalty to related party	2,001	2,024
Depreciation, depletion, and amortization	16,904	10,207
Asset retirement obligation expenses	867	508
General and administrative expenses	4,639	5,246

Operating (loss) income	(6,906)	2,762
Other income (expense):
Interest expense, net	(8,377)	(8,244)
Other, net	29	182

Loss before income taxes	(15,254)	(5,300)
Income taxes	—	—

Net loss	(15,254)	(5,300)
Income attributable to non-controlling interest	—	—

Net loss attributable to common stockholders	$ (15,254)	$ (5,300)

Armstrong Energy, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$ 61,812	$ 59,518
Accounts receivable	23,730	21,799
Inventories	12,403	10,552
Prepaid and other assets	1,843	2,962
Deferred income taxes	951	735
Total current assets	100,739	95,566
Property, plant, equipment, and mine development, net	399,671	408,740
Investments	3,408	3,372
Other non-current assets	24,984	24,769
Total assets	$ 528,802	$ 532,447

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 28,453	$ 27,593
Accrued and other liabilities	25,226	17,117
Current portion of capital lease obligations	2,254	2,426
Current maturities of long-term debt	4,580	4,929
Total current liabilities	60,513	52,065
Long-term debt, less current maturities	198,437	198,960
Long-term obligation to related party	110,941	110,713
Related party payables, net	22,062	18,172
Asset retirement obligations	16,684	17,379
Long-term portion of capital lease obligations	854	1,358
Deferred income taxes	951	735
Other non-current liabilities	8,594	8,208
Total liabilities	419,036	407,590
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,853,224 and 21,936,844 shares issued and outstanding as of March 31, 2014 and December 31, 2014, respectively	218	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	—	—
Additional paid-in-capital	238,608	238,549
Accumulated deficit	(125,447)	(110,193)
Accumulated other comprehensive loss	(3,636)	(3,741)
Armstrong Energy, Inc.'s equity	109,743	124,834
Non-controlling interest	23	23

Total stockholders' equity	109,766	124,857
Total liabilities and stockholders' equity	$ 528,802	$ 532,447

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$ (15,254)	$ (5,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation expense	58	63
Income from equity affiliate	(35)	(6)
Loss on disposal of property, plant and equipment	72	—
Amortization of original issue discount	204	181
Amortization of debt issuance costs	374	309
Depreciation, depletion and amortization	16,904	10,207
Asset retirement obligation expenses	867	508
Non-cash activity with related party, net	4,118	3,456
Non-cash interest on long-term obligations	5,881	5,882
Change in operating assets and liabilities:
Increase in accounts receivable	(1,931)	(6,094)
Increase in inventories	(1,851)	(1,610)
Decrease in prepaid and other assets	1,119	(107)

(Increase) decrease in other non-current assets	(597)	(2,506)

Increase in accounts payable and accrued and other liabilities	2,072	3,205
Increase in other non-current liabilities	385	292

Net cash provided by operating activities:	12,386	8,480
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(8,611)	(3,148)
Proceeds from disposal of fixed assets	475	—

Net cash used in investing activities	(8,136)	(3,148)
Cash Flows from Financing Activities:
Payment on capital lease obligations	(677)	(893)
Payments of long-term debt	(1,279)	(2,876)
Repurchase of employee stock relinquished for tax withholdings	—	(87)
Net cash used in financing activities	(1,956)	(3,856)
Net change in cash and cash equivalents	2,294	1,476
Cash and cash equivalents, at the beginning of the period	59,518	51,632
Cash and cash equivalents, at the end of the period	$ 61,812	$ 53,108

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three Months ended March 31,
	2015	2014
Net loss	$(15,254)	$(5,300)
Income tax provision	—	—
Depreciation, depletion and amortization	16,904	10,207
Asset retirement obligation expenses	867	508
Non-cash production royalty to related party	2,001	2,024
Interest expense, net	8,377	8,244
Non-cash stock employee benefit expense	167	—
Non-cash stock compensation (income) expense	58	63
Adjusted EBITDA	$13,120	$15,746

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define Adjusted EBITDA as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash employee benefit expense, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our filings with the Securities and Exchange Commission (the "SEC"), including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-K filed on March 26, 2015 with the SEC.

CONTACT: Richard Gist, 314-721-8202, rgist@armstrongcoal.com